Exhibit 10.15

April 22, 2021

Obi Nwokorie

1 Red Oak Lane

Cortlandt Manor, NY 10567

Dear Obi:

This is to confirm our offer and your acceptance of employment with Impac Mortgage Holdings, Inc. (“IMH” or the “Company”). This offer of employment is contingent on the receipt of acceptable references and background check. The terms of our offer include:

Start Date:June 1, 2021

Title:	EVP, Alternative Credit Products and Chief Investment Officer

Reporting To:CEO and Chairman, George A. Mangiaracina

Base Salary:You will receive an annual salary of $400,000, paid semi-monthly on the 7th and 22nd of each month.

Guaranteed Bonus:

For the first four full calendar quarters of employment, you will receive a guaranteed bonus of $25,000 per quarter (i.e. if starting June 1, then first bonus payment is earned if still employed as of September 30, 2021 and is payable in the first pay period of October 2021)

Discretionary Bonus:

You will be eligible to receive a discretionary, annual bonus for 2021 with a target of $100,000, payable as 50% cash and 50% equivalent value of Restricted Stock Units with 3-year vesting, and with an additional number of Stock Options in an amount of options equal to 50% of the number of RSUs granted (if you are granted 10,000 RSUs then you would also be granted 5,000 Options), also with 3-year vesting and all pursuant to the other terms and conditions contained in the Company’s 2020 Incentive Equity Plan and corresponding award agreements.  The cash payment and the grant shall occur during the Company’s regular annual bonus cycle (i.e. February 2022).  Discretionary bonuses for 2022 and beyond shall be consistent with other senior executives of the Company unless otherwise agreed to between you and the CEO.  Discretionary bonuses are not guaranteed and will be based on a combination of individual and company performance.

Severance:

If you are terminated without Cause within first 18 months of your employment, your severance shall be the payment of base salary equal to (i) 18th months less (ii) the period of time employed, but in no event less than 6 months (i.e. if terminated at 9 months, then 9 months’ severance owed; if terminated after 15 months, then 6 months’ severance owed).  In addition, if you are terminated without Cause prior to the full payment of the Guaranteed Bonus set forth above, then you shall receive any remaining Guaranteed Bonus payments.

“Cause” means the occurrence or existence of any of the following with respect to you, as determined by an affirmative majority vote of the Company’s Board of Directors:

(1) You are convicted of or plead nolo contendere to (A) a crime of dishonesty or breach of trust, including such a crime involving either the property of the Company (or any

Exhibit 10.15

affiliate, subsidiary, or related entity of the Company) or, the property entrusted to the Company (or any affiliate, subsidiary, or related entity of the Company) by its clients, including fraud, or embezzlement or other misappropriation of funds belonging to the Company (or any affiliate, subsidiary, or related entity of the Company) or any of their respective clients, or (B) a felony leading to incarceration of more than ninety (90) days or the payment of a penalty or fine of $100,000 or more;

(2) You materially and substantially fail to perform your job duties properly assigned to you after being provided thirty (30) days prior written notification by the Board of Directors of the Company setting forth those duties that are not being performed by you; provided that you shall have a reasonable period of time to correct any such failures to the extent that such failures are correctable and the Company may not terminate you for “Cause” on the basis of any such failure that is cured with a reasonable time;

(3) You have engaged in willful misconduct or gross negligence in connection with your service to the Company (or any affiliate, subsidiary, or related entity of the Company) that has caused or is causing material harm to the Company (or any affiliate, subsidiary, or related entity of the Company);

(4) Your material breach of any obligation that you owe to the Company (or any affiliate, subsidiary, or related entity of the Company), including a material breach of trust or fiduciary duty or material breach of any proprietary right and inventions or confidentiality agreement between the Company and you (or between you and any affiliate, subsidiary, or related entity of the Company) as such agreements may be adopted or amended from time to time by the Company and you;

(5) Your death; and/or

(6) You are declared legally incompetent or have a mental or physical condition that can reasonably be expected to prevent you from carrying out your essential duties and obligations of your employment for a period of greater than ninety (90) days, notwithstanding the Company’s reasonable accommodation to the extent required by law.

Board of IMH:

You shall be recommended to the Company’s Governance and Nomination Committee as a prospective board member to potentially be nominated in the 2022 Proxy for voting to the board by the shareholders of the Company.

Employee Benefits:

Your vacation will begin to accrue upon the completion of 90 days of employment with the company. You will be eligible to take paid vacation after six (6) months of employment. Vacation is accrued at the rate of 6.67 hours per pay period.

Should you elect coverage under our available Medical and Dental plans, benefit provisions will become effective upon the first day of the month following your hire date of employment.   Noncontributory insurance coverage (including Life Insurance, Accidental Death and Dismemberment and Long Term Disability) are available and become effective based upon the provisions of the policies in effect at the time.

You will receive information in the mail regarding participation in our 401(k) Plan within 30 days of your date of hire.  If your contribution is 6% or more, Impac will match you 3.5% max match cap and your company match contribution deposit will take place on a quarterly basis.  Note that all new employees with automatically be enrolled at 5% in which can be changed at the time of benefit enrollment.  Please review the enclosed Benefits Guide for more details including the vesting schedule.

Exhibit 10.15

Also enclosed is an Impac Employment Agreement.  Your signature at the bottom of the document indicates your acceptance of the terms in the Employment Agreement and is required as a condition of employment.

As a condition of employment with the Company, you may be requested to complete a background check from a pre-employment background screening firm.   A background report containing information as to your character, general reputation, personal characteristics and mode of living may be issued.  Background checks could include checking criminal records, civil records, driving records, credit reports and Social Security Numbers.  The Company will obtain and use this information in accordance with the federal Fair Credit Report Act, the California Investigative Consumer Reporting Agencies Act, the California Consumer Credit Reporting Agencies Act and the California Fair Employment and Housing Act, including providing you with necessary disclosures and obtaining your written authorization.

You will be provided with a brief orientation at your respective location within the first week of employment. During the orientation, you will complete new hire information and receive insurance forms.  Be sure to bring employment eligibility verification (e.g., valid driver's license, social security card, a current and not expired U.S. Passport, etc.).  This information must be received by Human Resources within three (3) days of employment.

Please sign this letter below indicating your acceptance of this offer and employment terms in this letter and return the original in its entirety to us within three (3) business days.

Should you have any questions, please contact me at (949) 475-3713.

Obi, we are pleased to have you join us at Impac.

Sincerely,

/s/ Lisa Livingston

Lisa Livingston

Talent Acquisition Manager

Acknowledged:

/s/ OBI NwokorieDate: April 23, 2021

Obi Nwokorie

Exhibit 10.15

Employment Agreement

In return for Impac Mortgage Corp. or its affiliates ("Impac" or the "Company") agreement to employ me, it is agreed that:

1.	You are responsible for reading and becoming familiar with the Human Resources practices of Impac as set forth in the Employee Handbook. You understand that with the exception of the employment at-will provision, these policies may be revised, modified, deleted or expanded at any time. You understand that your employment is at-will, meaning that it can be terminated by either party with or without cause; with or without notice and that no term of employment is expressed or implied. Your at-will status cannot be changed unless done so in writing signed by you and the President of Impac or his designee. Additionally, Impac reserves the right to change the terms of your employment with or without notice, with or without cause, including, but not limited to demotion, promotion, transfer, compensation, benefits, job duties and location of work. No contrary representations have been made to you regarding the term of my employment. Your signature below confirms that you have received an Employee Handbook and agree to abide by its provisions during your employment with Impac.

2.	You have received and read Impac’s Code of Business Conduct and you understand that it sets forth a number of the Company's policies, rules, standards and guidelines that you are responsible for reading, knowing and following. You agree to abide by all terms in the Code of Business Conduct.

3.	You represent that performance of all the terms of employment required by Impac does not, and will not, place you in breach of any agreement by you to keep in confidence proprietary information of third parties acquired by you in confidence or in trust prior to employment by Impac. You have not brought and will not bring to Impac or use in the performance of your responsibilities at Impac any materials, documents or other information of a former employer that are not generally available to the public. You also acknowledge that, in your employment with Impac, you are not to breach any obligation of confidentiality that you have to former employers, and you agree to fulfill all such obligations during employment with Impac.

4.	You will keep information about Impac's operations, customers and transactions strictly confidential. You recognize that this information is highly confidential and must be treated with the utmost care and discretion. You will not disclose this information during your employment or at any time thereafter to anyone without Impac's prior written permission. You will not use this information for any purpose other than those directly related to the performance of your job with Impac. You agree not to use or permit, directly or indirectly, any other person or entity to use any confidential information in connection the business transactions by or on behalf of anyone but Impac. You understand that it is your obligation to protect the confidentiality of Impac's customers as well as the Company's information.

5.	To the extent consistent with state law, you agree that during your employment by Impac and for a period of one year following my termination of my employment for any reason you will not solicit any of Impac's employees to terminate their employment at Impac to work for any business, individual, partnership, firm, corporation, or other entity.

6.	You acknowledge that any creations, developments, products, programs, inventions or results or proceeds of your services for, or while you are employed at Impac, whether in final, conceptual or developmental stage, shall be, to the extent consistent with state law, the sole and exclusive property of Impac and, if requested by Impac, you agree to take any action to perfect, protect or evidence such rights in Impac. This agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Impac was used and which was developed entirely on your own time, unless (a) the invention relates (i) directly to the business of Impac, or (ii) to Impac’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for Impac.

Exhibit 10.15

7.You represent as of the commencement date of your employment and at all times during your employment that (i) You are not the subject of any orders, judgments or decrees of any state or federal court or regulatory agency limiting or otherwise affecting your professional activity or addressing any issue related to whether your professional conduct has been in compliance with applicable law or mortgage industry professional standards, (ii) no claim, action or investigation involving any such matters is pending, or to your knowledge, threatened, (iii) my execution, delivery and performance of this Agreement will not violate or conflict with any contract or arrangement to which you are a party or by which you are bound.
8.	Both you and the Company agree that any controversy or claim arising out of or relating to this Agreement or interpretation or application of this agreement, or the employment relationship between you and Impac will be settled by arbitration in accordance with the Arbitration Rules of the American Arbitration Association via final and binding arbitration in the county and state in which the Applicant applied for employment, and/or if hired, is or was employed. Both you and the Company waive any right either may otherwise have to pursue, file, participate in, or be represented in any Arbitrable Dispute brought in any court on a class basis, or as a collection action, or as a representative action. All disputes subject to this agreement must be arbitrated as individual claims. This Agreement specifically prohibits the arbitration of any dispute on a class basis, or as a collection action, or as a representative action, and the arbitrator shall have no authority or jurisdiction to enter an award or otherwise provide relief on a class, collective or representative basis. This Policy is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Where required by law, Impac will pay the arbitrator’s and arbitration fees. If under applicable law Impac is not required to pay the arbitrator’s and/or arbitration fees, such fee(s) will be apportioned as determined by the arbitrator in accordance with applicable law. The arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claim or defenses presented to and decided by the arbitrator. The award of the arbitrator shall be final and binding. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. If any provision of this agreement to arbitrate is adjudged to be void or otherwise unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Employment Agreement.
9.	This agreement supersedes all prior agreements and representations, whether written or oral, regarding the terms of my agreement and the subject matter herein except for any prior or subsequent agreements regarding the resolution of any disputes between me and Impac (including its employees).

/s/ OBI Nwokorie

Name (Please print)

/s/ OBI Nwokorie

SignatureDate: April 23, 2021

/s/ Ruben Escandon

HR Representative Date: April 23, 2021